UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SAVIENT PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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Filed by Savient Pharmaceuticals, Inc. Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: Savient Pharmaceuticals, Inc.

Commission File No.: 000-15313

This filing relates to the annual meeting of Savient Pharmaceuticals, Inc. (the “Company”) and amends and supplements the related proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on Schedule 14A on April 10, 2012.

The Company has hired MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies for its annual meeting, which is scheduled for May 22, 2012. The Company will bear the entire cost of its and MacKenzie’s solicitations, including the payment of fees of approximately $20,000, plus reasonable expenses and other incremental charges, to MacKenzie for their services. In addition to the solicitation of proxies by mail, the Company and MacKenzie may request that banks, brokers, and other record holders send proxies and proxy materials to the beneficial owners of the Company’s common stock held by them and secure their voting instructions, if necessary. Those record holders will be reimbursed by the requesting party for their reasonable expenses in so doing. The Company may also use several of its executive officers and regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, telegram, facsimile, special delivery letter, or by other electronic means.

The Company has filed a definitive proxy statement and other documents regarding the annual meeting with the SEC. The Company stockholders are urged to read the proxy statement and other relevant materials because they contain important information about the Company and the election of its directors. Investors may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.savient.com or by sending a written request to the Company at Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.